UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 25, 2009

VARIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25393	77-0501995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3120 Hansen Way

Palo Alto, California 94304-1030

(Address of principal executive offices, including zip code)

(650) 213-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 25, 2009, Varian, Inc. (“Varian” or the “Company”), Agilent Technologies, Inc. (“Agilent”) and Cobalt Acquisition Corp, a wholly-owned subsidiary of Agilent (“Merger Sub”) entered into a memorandum of understanding regarding the settlement of purported class action lawsuits that were filed on behalf of Varian stockholders following the announcement of the Agreement and Plan of Merger, dated as of July 26, 2009, by and among the Company, Agilent and Merger Sub. The Merger Agreement contemplates the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Agilent (the “Merger”).

As previously disclosed, on August 5, 2009, the first of several purported stockholder class actions were filed in the Superior Court for the County of Santa Clara (the “Court”) in connection with the announcement of the proposed Merger. Two other complaints were subsequently filed, and all of the cases were consolidated as In re Varian, Inc. Shareholder Litigation (the “Litigation”).

The plaintiffs in the complaints, which named as defendants the Company and its board of directors as well as Agilent and Merger Sub, generally alleged that Varian’s directors, in approving the proposed Merger, breached fiduciary duties owed to the Company’s stockholders because they failed to take steps to maximize the value to the Company’s public stockholders and failed to disclose adequate information in the proxy statement for the Merger. The complaints further alleged that the Company, Agilent and Merger Sub aided and abetted the alleged breach of fiduciary duties.

The Complaints sought class certification, damages and certain forms of equitable relief, including enjoining the consummation of the Merger.

The Company, the individual defendants, Agilent and Merger Sub continue to believe the claims to be without merit. Nevertheless, without admitting any liability or wrongdoing, the defendants have agreed in principle to settle the Litigation in order to avoid the potential cost and distraction of continued litigation and to eliminate any risk of any delay to the Merger posed by the Litigation. Pursuant to the settlement anticipated by the parties’ agreement in principle, plaintiffs’ counsel may seek fees and costs of up to $625,000, subject to Court approval. Such settlement is subject to execution and delivery of a stipulation of settlement and other definitive documentation, confirmatory discovery, the closing of the Merger, notice to stockholders, and Court approval. If the settlement becomes effective, the Litigation will be dismissed in its entirety with prejudice.

Pursuant to the terms of the settlement, the Company has agreed to make available certain additional information to its stockholders. Such additional information is contained below in this Current Report on Form 8-K and should be read in conjunction with the proxy statement relating to the Merger.

The settlement will not affect the consideration to be paid to stockholders of Varian in connection with the proposed Merger or the timing of the special meeting of stockholders of Varian scheduled for October 5, 2009, at 7:00 p.m. Pacific Time at Varian’s principal executive offices located at 3120 Hansen Way, Palo Alto, California 94304-1030, to vote upon, among other things, a proposal to approve the Merger.

* * *

The information set forth below supplements the proxy statement dated August 20, 2009, and should be read in conjunction with the proxy statement. All page references in the information set forth below refer to those in the proxy statement, and terms used below shall have the meanings set forth in the proxy statement (unless otherwise defined below).

1. The following sentence is added immediately prior to the last sentence of the third full paragraph on page 30:

“Specifically, representatives of Company A had proposed changes to the merger agreement which provided that Company A would not be required to divest certain assets or businesses of Company A even if the divestiture of such assets or businesses were necessary to obtain antitrust clearance for the merger. Prior to this proposed change, Company A had not imposed the limitation that it would not agree to divest those certain assets or businesses of Company A. Representatives of Varian advised Company A’s representatives that Varian’s representatives did not expect that Varian’s board would agree to the proposed changes, but that the issue would be discussed with Varian’s board later that night.”

2. The last sentence of the fourth full paragraph of page 30, which currently reads: “In light of these circumstances, Varian terminated discussions with Company A.” is hereby amended to read as follows:

“In connection with that conclusion, the Varian board of directors considered the fact that without the obligation to divest certain assets or businesses which might be necessary to obtain antitrust clearance for the merger, given the other limitations that Company A had included in the merger agreement, Company A could decide, at its discretion under certain circumstances, against consummating the proposed merger. The Varian board concluded that agreeing to the proposed revisions would effectively give Company A the option to determine not to close the proposed merger at its discretion under certain circumstances. Further, the board observed that if the merger did not ultimately close, Varian’s business would have suffered significant competitive harm to the extent Varian’s customers business decided against purchasing Varian products while the merger was pending. For the same reasons, Varian’s board was concerned that Varian would have had difficulty in retaining its employees. Among the reasons for the Varian board’s view in this regard was its general understanding of the Company’s business, its knowledge of the industry and marketplace, as well as the experience and knowledge of the board of the risks and potential damage to a company’s business when it is the target of a lengthy antitrust investigation and there is uncertainty as to whether or not the proposed transaction will ultimately obtain antitrust clearance. Accordingly, the Varian board concluded that it would be contrary to Varian stockholders’ interests to agree to Company A’s proposal. In light of these circumstances, Varian advised Company A that it could not go forward with discussions on the terms proposed by Company A.”

3. The last sentence of the fifth full paragraph on page 30, which currently reads: “As a result, Varian decided against resuming discussions with Company A regarding a potential transaction” is hereby amended to read as follows:

“Based on the Varian board of directors’ conclusion that agreeing to the provisions proposed by Company A on June 28 would, as discussed above, pose too great a risk to Varian and its stockholders, Varian decided against resuming discussions with Company A regarding a potential transaction on the terms proposed by Company A.”

4. The following sentences are added immediately after the second sentence of the fourth full paragraph on page 31:

“Company A’s revised proposal continued to provide that Company A would not be required to divest certain assets or businesses of Company A even if the divestiture of such assets or businesses were necessary to obtain antitrust clearance for the merger, although the amount of assets or businesses that Company A would be willing to divest was somewhat larger than what Company A had been willing to agree to when it made its June 28 proposal. This larger amount, however, was insufficient to address the effect of the limitations sought by Company A with respect to the divestiture of certain assets or businesses of Company A.”

5. The following sentences are added immediately prior to the last sentence of the fourth full paragraph on page 31:

“This was due to the fact that Company A continued to maintain that it would not agree to a requirement that it divest certain assets or businesses of Company A that might be required to be divested in order to obtain antitrust clearance for the merger. Without the obligation to divest certain assets or businesses which might be necessary to obtain antitrust clearance for the merger, Company A could decide, at its discretion, against accepting certain conditions which might be required to consummate a merger. In the opinion of the Varian board this type of proposal created too much risk to Varian’s stockholders, including the risks that (i) antitrust clearance would not be obtained for the proposed transaction, and (ii) that if such clearance were not obtained and the proposed transaction terminated, then Varian’s business would be weakened.”

6. The following information relates to the analysis presented by J.P. Morgan, the financial advisor to Varian.

a. The fifth paragraph of page 38, which includes a discussion of cash price-to-earnings ratio (“Cash P/E”), should be read understanding that Cash P/E is “equity value per share” divided by “Cash EPS” where Cash EPS is defined as estimated GAAP EPS adjusted to exclude non-core items and non-cash amortization.

b. The table at the bottom of page 38 is replaced in its entirety with the following:

Company Name	2009E FV/EBITDA		2010E FV/EBITDA		2009E Cash P/E		2010E Cash P/E		Long Term Growth Rate	2009E PEG
Thermo Fisher	9.7	x	8.9	x	13.9	x	12.6	x	11.1%	1.25	x
Life Technologies	11.0	x	9.2	x	15.9	x	14.7	x	12.6%	1.26	x
Agilent	12.8	x	9.0	x	29.3	x	17.4	x	11.8%	2.50	x
Waters	11.4	x	11.0	x	14.5	x	13.5	x	10.9%	1.33	x
Mettler-Toledo	10.2	x	9.7	x	15.7	x	13.9	x	12.8%	1.23	x
PerkinElmer	8.8	x	8.6	x	13.9	x	13.9	x	11.8%	1.19	x
Bruker	11.0	x	9.8	x	18.9	x	17.3	x	15.5%	1.22	x
Dionex	12.0	x	11.6	x	20.9	x	20.0	x	17.5%	1.20	x
MEAN	10.9	x	9.7	x	17.9	x	15.4	x	13.0%	1.40	x
MEDIAN	11.0	x	9.5	x	15.8	x	14.3	x	12.2%	1.24	x

c. For the Discounted Cash Flow Analysis, contained in the first full paragraph of page 40, J.P. Morgan used, among other things, the following assumptions and analytic framework:

FAS 123 stock-based compensation expense was included in the DCF even though it is a non-cash item in order to reflect the fact that stock-based compensation going forward is not reflected in the current share count. As a result, it was treated for modeling purposes as a cash expense. For such modeling purposes, the DCF analysis used (rounded to the nearest million dollars) the following for Management Case 2, described below: $9 million for each fiscal year from 2009 through 2012; $10 million for 2013; $11 million each for 2014 and 2015; $12 million each for 2016 and 2017; and $13 million for 2018 and the terminal value.

The discounted cash flow analysis did not have a minimum cash balance but instead was calculated on all available cash flows and all then-current cash and cash equivalent balances to derive equity value per share.

To derive a weighted average cost of capital (“WACC”) range for Varian, J.P. Morgan relied upon the Capital Asset Pricing Model (“CAPM”) consistent with J.P. Morgan valuation policy. The CAPM describes the relationship between risk and expected return for a given asset and is used throughout the market in pricing securities. It determines a theoretically appropriate required rate of return of an asset, if that asset is to be added to an already well-diversified portfolio, given that asset’s non-diversifiable risk. The model takes into account, among other things, the asset’s sensitivity to the market, represented by the beta (b), as well as the expected equity risk premium of the market and the expected return of a theoretical risk-free asset.

J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of certain selected companies and other factors that could affect the b and target debt/capitalization of these businesses relative to those of Varian in its analysis. However, none of the companies selected is identical or directly comparable to Varian.

Based on the CAPM framework and the selected inputs to the CAPM model, J.P. Morgan determined the selected WACC range of 10.5-11.5%.

J.P. Morgan used 2.5% - 3.5% perpetual revenue growth rates, selected based on estimates for the long-term growth of the economy and sectors in which Varian operates.

In connection with its financial analyses for the proposed transaction, J.P. Morgan was provided with certain internal estimates of future performance prepared by Varian management under three different scenarios: Management Case 1 (more optimistic case); Management Case 2 (middle case); and Management Case 3 (less optimistic case). The price per share being offered in the proposed merger with Agilent is higher than the upper end of the range of values produced by the J.P. Morgan discounted cash flow analysis using the middle and less optimistic cases (Management Cases 2 and 3, respectively) and within the range of values per share produced by the discounted cash flow analysis for the more optimistic case (Management Case 1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN, INC.

By:	/s/ A.W. Homan
Name:	A.W. Homan
Title:	Secretary

Date: September 25, 2009